Exhibit 99.1

Informal Market Appraisal of the OG Collection

By Giles Moon 12/5/2022

1. INTRODUCTION

Appraiser’s Experience:

I am a professional appraiser of pop culture memorabilia and collectibles providing written appraisals for insurance, donation, estate tax and auction purposes that are compliant to USPAP (Uniform Standards of Professional Appraisal Practice).

Prior to forming my appraisal business, I worked for international auction houses for more than 30 years as Head of Dept in Popular Culture and Collectibles categories at Christie’s, London, Sotheby’s New York, Bonhams & Goodman, Sydney, Leonard Joel, Melbourne, Heritage Auctions, Dallas and Bonhams, San Francisco. As a senior specialist one of my core roles was to appraise all manner of memorabilia for estate and consignment purposes, including photography. I have appraised the personal property of numerous iconic figures of the 20th century, including Marilyn Monroe, Johnny Cash, Whitney Houston, Jerry Garcia of the Grateful Dead, Neil Young and the Lone Ranger (Clayton Moore).

I am currently a Collectibles appraiser on the PBS tv show “Antiques Roadshow”.

Certification:

Uniform Standards of Professional Appraisal Practice

(USPAP) compliant through December 9, 2022.

Completed USPAP Compliancy Exam, December 9, 2020

The OG Collection

The OG Collection comprises the personal archive of the founder of Penthouse Magazine, Bob Guccione. Highlights include:

●	The core - a photograph collection of around 65,000 images, the majority 35mm negatives and slides of Penthouse model shoots from the 1970s to the 1990s, as well as cheesecake photographs

●	Close to 3,000 pieces of original cartoons, sketches and artwork by Guccione and other artists

●	Model files, releases, contracts, scripts, movies and extensive documents and ephemera relating to Penthouse and other General Media Communications publications Omni and Viva

2. THE APPRAISAL

Use of the Appraisal Report

I conducted an informal appraisal of the physical collection to establish the ballpark market value of the collection. This appraisal was conducted remotely, based on information and images provided by the Client. For this Appraisal Report I researched available comparable auction prices for each item. Auction prices were chosen rather than retail prices as the materials in the OG Collection have consistently been sold at auction and the prices realized are more reliably publicized than retail sales.

Research Methodology:

My research included auction price databases www.liveauctioneers.com and www.invaluable.com and www.adultstuffonly.com

Appraisal Methodology

I appraised an approximate sample of 3-5% of each category. For each item I used 1-3 auction sales of comparable items, using the most recent data available, largely from 2015-2016, and others from 2021-2022. The average (mean) value of these prices was calculated and multiplied by the total number in each category to determine the total value of the category.

Summary of Informal Fair Market Appraisal and Auction Estimate

	Estimated Current Fair Market Value	Auction Low Estimate	Auction High Estimate
TOTAL	$4,200,000	$3,250,00	$4,500,000

Market Analysis

The core value of the collection is in the Penthouse photography, this is largely due to its volume within its collection. Analysis of the auction data shows evidence of an increase in recent prices for Penthouse photography in the last two years, compared to the most recent other data for sales that took place in 2015-2016. The estimated values above are based on an appraisal of 3-5% of the collection. A comprehensive formal Fair Market Appraisal of the collection will provide a more definitive value and a clearer picture of the growth in value. At the request of the Client, an opinion of the collection auction value was also provided.

3. INTELLECTUAL PROPERTY AND ADDITIONAL VALUE

This appraisal is for the physical materials within the collection only and does not address their intellectual value or IP. This appraisal also does not take into consideration the media assets associated with the OG Collection, including “Filthy Gorgeous: The Bob Guccione Story” documentary, Vice Magazine: The Guccione Archives Issue publication, No One’s Pet: The Autobiography of Sheila Kennedy book and The Mind’s Eye: The Art of Omni book. Though I am not an IP appraiser, in my opinion a valuation of the multi-faceted IP components will give a clearer picture of the true potential value of the collection.

4. STATEMENTS, INDEMNICATION AND DISCLAIMERS

The value(s) expressed herein are based on the appraiser’s best judgment and opinion. The value(s) expressed are based on current information. No opinion is hereby expressed as to any future value, nor unless otherwise stated, as to any past value. The client shall indemnify, defend, and hold me as the appraiser harmless from and against all actions, claims, liabilities or expenses incurred as a result of claims based on or arising from appraisal and the Appraisal Report, by third parties unrelated to the stated purpose of this appraisal and Appraisal Report.

5. SOURCES OF DATA – AUCTION HOUSES & WEBSITES

Filthy, NJ - www.liveauctioneers.com

Guccione Estate, NJ - www.liveauctioneers.com

BFA Auction, NJ - www.liveauctioneers.com

Everything But The House – www.ebth.com

www.adultstuffonly.com